PROMISSORY NOTE

$~~3~~50,000.00

Las Vegas, Nevada
July 25, 2013

FOR VALUE RECEIVED, KCI Investments LLC the "Maker" a Nevada corporation, having an address of: 4033 S. Dean Martin Dr. Las Vegas, NV 89103, hereby unconditionally promises to pay to the order of Patricia Kibbe having an address of: 2241 Jamaica Ct. Las Vegas, NV, the "Payee", or at such other place as may be designated in writing from time to time by Payee, the principal sum of ~~THIRTY~~ FIFTY THOUSAND AND 00/100 DOLLARS ($~~3~~50,000.00). This note shall bear interest at a fixed rate per annum equal to nine percent (9%), commencing on the date hereof and continuing until July 25, 2018 on which date the principal balance of this note together with any accrued interest shall be paid in full.

The Maker will pay the Payee $~~225~~ 375 per month (Interest only) payments starting 30 days from the origination date of this note, and continuing each month on the same day, over 5 years, with a balloon payment of $~~3~~50,000 due at the end of year five. However the Payee shall have the right to increase the amount of this note.

KCI Investments LLC will grant at Payee's own option the right to convert the principle loan balance or any portion thereof into shares of KCI stock, at $1.50 per share at any time during the 5 year period.

As additional security for this note, Kenneth M Antos, individual, agrees to absolutely and unconditionally personally guarantee the full amount of the loan and monthly interest payments on the loan until such time as the loan is paid in full, or in the event the principle amount is converted into stock during the 5 year period at the payee's election.

In addition to said principal sum, Maker further unconditionally promises to pay, on demand, all taxes (other than income taxes) assessed upon this note and all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in the collection of this note. All payments made by Makers hereunder shall be first applied to such taxes, costs and expenses, and then to the principal sum then outstanding.

An "Event of Default" under this note shall occur if (i) payment specified herein is not paid within ten (10) days after the same is due. After the occurrence of and during the continuance of any Event of Default, or if Maker fails to pay any interest or other amounts due hereunder after final maturity of this note, such outstanding principal sum shall thereafter bear interest at a default rate per annum equal to twelve percent (11%). The default rate of interest shall be calculated on the basis of the total number of days elapsed based on a three

hundred sixty (360) day year.

KCI Investments LLC

Name:
Position:
Dated:

Kenneth M Antos,

9/25/13

Name:
Dated:

STATE OF NEVADA
COUNTY OF Clark

This instrument was acknowledged before me on 7/26/13 by Kenneth M. Antos

Maria Livio Huber

Signature of Notarial Officer

MARIA LIVIO HUBER
NOTARY PUBLIC
STATE OF NEVADA
My Commission Expires: 02-24-17
Certificate No: 97-0710-1

{W1151634}

1020597. 01

PROMISSORY NOTE

Las Vegas, Nevada

$500,000.00 April 23, 2012

FOR VALUE RECEIVED, KCI Investments LLC the "Maker" a Nevada corporation, having an address of: 4033 S. Dean Martin Dr. Las Vegas, NV 89103, hereby unconditionally promises to pay to the order of Patricia Kibbe having an address of: 2241 Jamaica Ct. Las Vegas, NV, the "Payee", or at such other place as may be designated in writing from time to time by Payee, the principal sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00). This note shall bear interest at a fixed rate per annum equal to ten percent (10%), commencing on the date hereof and continuing until April 9, 2017 on which date the principal balance of this note together with any accrued interest shall be paid in full.

The Maker will pay the Payee $4,166.66 per month (Interest only) payments starting 30 days from the origination date of this note, and continuing each month on the same day, over 5 years, with a balloon payment of $500,000 due at the end of year five. However the Payee shall have the right to increase the amount of this note. For example: if the note is increased to $550,000 then the monthly payment amount will increase to $4,583.33.

KCI Investments LLC will grant at Payee's own option the right to convert the principle loan balance or any portion thereof into shares of KCI stock, at $1.00 per share at any time during the 5 year period.

As additional security for this note, Kenneth M Antos and Robert J Walsh, individuals, agree to absolutely and unconditionally personally guarantee the full amount of the loan and monthly interest payments on the loan until such time as the loan is paid in full, or in the event the principle amount is converted into stock during the 5 year period at the payee's election.

In addition to said principal sum, Maker further unconditionally promises to pay, on demand, all taxes (other than income taxes) assessed upon this note and all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in the collection of this note. All payments made by Makers hereunder shall be first applied to such taxes, costs and expenses, and then to the principal sum then outstanding.

An "Event of Default" under this note shall occur if (i) payment specified herein is not paid within ten (10) days after the same is due. After the occurrence of and during the continuance of any Event of Default, or if Maker fails to pay any interest or other amounts due hereunder after final maturity of this note, such outstanding principal sum shall thereafter bear interest at a default rate per annum equal to twelve percent (12%). The default rate of interest shall be

calculated on the basis of the total number of days elapsed based on a three hundred sixty (360) day year.

KCI Investments LLC

Name:
Position: Managing Member
Dated: 4/23/12

Kenneth M Antos,

Name:
Dated: 4/23/12

Robert J Walsh

Name:
Dated:
4-23-12

STATE OF NEVADA
COUNTY OF Clark
This instrument was acknowledged before me on 4/23/12 by Kenneth Martin Antos and Robert Walsh

Signature of Notarial Officer

MARIA LIVIO HUBER
NOTARY PUBLIC
STATE OF NEVADA
My Commission Expires: 02-24-13
Certificate No: 97-0710-1

{W1151634}

1020597. 01